PRESS RELEASE

Contacts:
Patrick L. Alexander
President and Chief Executive Officer
Mark A. Herpich
 Chief Financial Officer
(785) 565-2000

FOR IMMEDIATE RELEASE
October 29, 2009

Landmark Bancorp, Inc. Announces Earnings for the Quarter and Nine Months Ended September 30, 2009 and Declares a Cash Dividend and 5% Stock Dividend

(Manhattan, KS, October 29, 2009) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported diluted earnings per share for the quarter ended September 30, 2009 of $0.05 versus $0.48 for the quarter ended September 30, 2008.  Net earnings for the quarter ended September 30, 2009 were $113,000, a decrease of $1.0 million as compared to the quarter ended September 30, 2008.  Diluted earnings per share for the nine months ended September 30, 2009 were $0.90 versus $1.57 for the nine months ended September 30, 2008.  Net earnings for the nine months ended September 30, 2009 were $2.1 million, a decrease of $1.7 million, or 43.7%, as compared to the nine months ended September 30, 2008.

The Board of Directors also declared a cash and 5% stock dividend.  This is the 9th consecutive year that the Board has declared a 5% stock dividend.  Consistent with prior quarters, the cash dividend of 19 cents per share will remain unchanged.  The cash dividend will be paid on November 23, 2009 to common stockholders of record as of November 11, 2009.  The 5% stock dividend will be issued December 15, 2009, to common stockholders of record on December 1, 2009.  “We believe this 5% stock dividend, combined with our history of cash dividends, is an effective tool to help reach our goals for enhanced stockholder return,” said Patrick L. Alexander, President and Chief Executive Officer.  “The additional stock rewards our stockholders for their continued support and reflects our positive outlook for the future.”

Alexander also commented, “During the first nine months of 2009 we operated in one of the most difficult economic environments in history.  Declining residential and commercial real estate values, falling consumer confidence, increased unemployment, and decreased consumer spending have all contributed to a difficult economic and credit environment.  We have been working diligently to manage our loan portfolio under these difficult conditions and feel that we have a good understanding of our problems and what steps need to be taken to address these issues.  As a result, the decision was made to provide $1.9 million to the allowance for loan losses in the third quarter to address the credit weaknesses that we have identified within the portfolio.  Over the past several quarters we have significantly reduced our concentrations in construction and development lending.  We are dealing aggressively with these issues and expect many of our problem credits to be remediated within the next couple of quarters.  We have seen a slight decline in our nonperforming loans as compared to the second quarter.  While it is difficult to forecast future events in this economic environment, we do not currently expect that we will need to continue to provide to the allowance for loan losses at this level in the upcoming quarters.  We believe that this quarter’s provision to the allowance for loan losses, coupled with our capital levels, loan portfolio management and underlying fundamental earnings before the provision for loan losses, positions us to deal with this challenging environment.  We continue to monitor economic events closely, along with the performance of our loan portfolio, and will take the necessary steps required to address any issues that may arise.”

Alexander further commented, “In spite of these conditions, we are pleased to report net earnings of $2.1 million during the first nine months of 2009.  Our origination activity of high quality, one-to-four family mortgage loans, which were sold in the secondary market, was very strong, resulting in an increase of gains on sale of loans of $1.5 million during the first nine months of 2009 as compared to the same period of 2008.  Partially offsetting the increased gains on sales of loans was an increase in FDIC premiums of $598,000, which consisted of a $277,000 special assessment which affected all FDIC insured institutions as well as higher assessment rates as a result of the depletion our FDIC assessment credits.  Additionally, we experienced a decrease in earnings as a result of realized gains/losses on our investment securities portfolio as a result of $709,000 of other than temporary impairment charges recorded against earnings during the first nine months of 2009 as compared to $497,000 of gains on sales of investment securities that occurred in the first nine months of 2008.”

Net interest income for the third quarter of 2009 increased $88,000 to $4.6 million as compared to the third quarter of 2008.  Our net interest margin, on a tax equivalent basis, was 3.59% for the third quarter of 2009 as compared to 3.47% for the same period of 2008.  The increase in net interest margin is a result of us decreasing our cost of funding quicker than our yields have declined on our interest earning assets.  The provision for loan losses increased to $1.9 million during the third quarter of 2009 as compared to $500,000 during the third quarter of 2008, as a result of our analysis of our loan portfolio, which included the impact of declining residential and commercial real estate values, increased levels of non-accrual loans, and the impact of the current economic environment on our loan customers.  Total non-interest income increased $369,000, or 21.2%, to $2.1 million for the third quarter of 2009, which was primarily attributable to a $324,000 increase in gains on sale of loans driven by higher origination volumes of residential real estate loans that were sold in the secondary market.  During the third quarter of 2009, we identified an investment in a pool of trust preferred securities, with a par value of $1.0 million, as other than temporarily impaired as a result of increased levels of deferrals and defaults of the debt obligations of the financial companies underlying the security.  The percentage of the pool that was not performing increased from 19% at June 30, 2009 to 26% at September 30, 2009, which resulted in the recognition of $133,000 of estimated credit losses associated with this investment during the third quarter of 2009.  The non-credit losses associated with this investment included in other comprehensive income totaled $752,000 at September 30, 2009.

Non-interest expense increased $515,000, or 12.0%, to $4.8 million for the quarter ended September 30, 2009, as compared to the same period of 2008.  This increase was primarily driven by increases of $146,000 in compensation and benefits, $144,000 in FDIC premiums, and $81,000 in professional fees for the third quarter of 2009 as compared to 2008.  The increase in compensation and benefits was driven by higher salary costs and the addition of employees resulting from the acquisition of a branch in Lawrence, Kansas which was completed on May 8, 2009.  The increase in FDIC premiums resulted from the depletion of our FDIC assessment credits.  The increases in professional fees are primarily associated with costs associated with outsourcing IT management, compliance with Section 404 of the Sarbanes-Oxley Act and other legal fees.

Net interest income for the first nine months of 2009 increased $105,000 to $13.6 million as compared to the first nine months of 2008.  Our net interest margin, on a tax equivalent basis, was 3.54% for the first nine months of 2009 as compared to 3.48% for the same period of 2008.  The provision for loan losses increased $1.6 million during the first nine months of 2009 to $3.0 million as compared to $1.4 million during the same period of 2008.  Total non-interest income increased $1.3 million to $6.6 million for the first nine months of 2009.  This increase was primarily attributable to a $1.5 million increase in gains on sale of loans, which was partially offset by the $246,000 gain from the prepayment of a FHLB advance recorded in the first nine months of 2008.  The FHLB gain represented the remaining unamortized fair value adjustment required by purchase accounting.  During the first nine months of 2009, we recorded other than temporary impairment charges of $709,000 to earnings to reflect the credit losses associated with other than temporary impairments on two $1.0 million par investments in pools of trust preferred securities, while the non-credit losses of $1.1 million on these securities were recorded in accumulated other comprehensive income.

Non-interest expense increased $1.4 million, or 10.6%, to $14.2 million for the nine months ended September 30, 2009, as compared to the same period of 2008.  This increase was primarily driven by increases of $598,000 in FDIC premiums, $300,000 in compensation and benefits, $212,000 in professional fees and $155,000 in foreclosure and other real estate expenses.  The increase in FDIC premiums consisted of a $277,000 special assessment and higher assessment rates as a result of the depletion of our remaining FDIC assessment credits.  The increase in compensation and benefits was driven by higher salary costs and the additional employees from our branch acquisition.  The increases in professional fees are primarily associated with our branch acquisition, outsourcing IT management and compliance with Section 404 of the Sarbanes-Oxley Act.  The increase in other non-interest expenses associated with foreclosure and other real estate are the result of increased foreclosure activity and other real estate balances.  The effective tax rate was 6.1% for the first nine months of 2009 as compared to 24.3% for the same period in 2008.  The decline in the effective tax rate was driven by lower taxable income, primarily as a result of the increased provision for loan losses and other than temporary impairment losses.

Total assets increased to $603.9 million at September 30, 2009, compared to $602.2 million at December 31, 2008.  Net loans declined to $348.8 million at September 30, 2009, compared to $365.8 million at December 31, 2008.  The decline in net loans is primarily the result of reducing our exposure to construction lending in addition to our normal one-to-four family residential loan runoff.  At September 30, 2009, the allowance for loan losses was $5.2 million, or 1.5% of gross loans outstanding, compared to $3.9 million, or 1.0% of gross loans outstanding at December 31, 2008.  Loans past due more than a month totaled $14.5 million at September 30, 2009, compared to $9.4 million at December 31, 2008.  Non-accrual loans, which primarily consists of loans greater than 90 days past due and included in the past due loan balances, totaled $12.3 million, or 3.5% of net loans, at September 30, 2009 compared to a balance of $5.7 million, or 1.6% of net loans, at December 31, 2008.  The increase in past due and non-accrual loans was primarily driven by a $4.2 million construction loan relationship and a $2.9 million commercial agriculture loan that were classified as non-accrual and past due during the first nine months of 2009.  During the three months ended September 30, 2009, we had net loan charge-offs of $1.5 million compared to $38,000 for the comparable period of 2008.  During the nine months ended September 30, 2009, we had net loan charge-offs of $1.6 million compared to $1.8 million for the comparable period of 2008.

Landmark Bancorp, Inc. is the holding company for Landmark National Bank.  Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence (2), Louisburg, Osage City, Osawatomie, Paola, Topeka (2) and Wamego, Kansas.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation; and (x) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):
(Dollars in thousands)
	September 30,	December 31,	September 30,
	2009	2008	2008
ASSETS:

Cash and cash equivalents	$20,681	$13,788	$10,525
Investment securities	178,546	171,297	169,163
Loans, net (1)	348,752	365,772	373,051
Loans held for sale	3,974	1,487	3,124
Premises and equipment, net	16,490	13,956	14,112
Goodwill	12,894	12,894	12,894
Other intangible assets, net	2,590	2,407	2,584
Bank owned life insurance	12,368	11,996	11,988
Other assets	7,626	8,617	6,742

TOTAL ASSETS	$603,921	$602,214	$604,183

LIABILITIES AND STOCKHOLDERS' EQUITY:

Deposits	$450,842	$439,546	$435,363
Other borrowings	90,724	104,366	111,043
Other liabilities	7,933	6,896	7,781

Total liabilities	549,499	550,808	554,187

Stockholders' equity	54,422	51,406	49,996

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$603,921	$602,214	$604,183

(1)	Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses.
The allowance for loan losses was $5,228, $3,871 and $3,788 at September 30, 2009, December 31, 2008 and September 30, 2008, respectively.

NONPERFORMING ASSETS (unaudited):	September 30,	December 31,	September 30,
(Dollars in thousands)	2009	2008	2008

Total non-accrual loans	$12,254	$5,748	$5,958
Accruing loans over 90 days past due	-	-	-
Real estate owned	1,793	1,934	455
Total nonperforming assets	$14,047	$7,682	$6,413

Total nonperforming loans to total loans, net	3.5%	1.6%	1.6%
Total nonperforming assets to total assets	2.3%	1.3%	1.1%
Allowance for loan losses to gross loans outstanding	1.5%	1.0%	1.0%
Allowance for loan losses to total nonperforming loans	42.7%	67.3%	63.6%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):
(Dollars in thousands, except per share data)	Nine months ended September 30,		Three months ended September 30,
	2009	2008	2009	2008
Interest income:
Loans	$15,533	$18,778	$5,117	$5,952
Investment securities and other	5,107	5,464	1,685	1,811
Total interest income	20,640	24,242	6,802	7,763

Interest expense:
Deposits	4,598	7,996	1,401	2,259
Borrowed funds	2,483	2,792	793	984
Total interest expense	7,081	10,788	2,194	3,243

Net interest income	13,559	13,454	4,608	4,520
Provision for loan losses	3,000	1,400	1,900	500
Net interest income after provision for loan losses	10,559	12,054	2,708	4,020

Non-interest income:
Fees and service charges	3,289	3,174	1,191	1,093
Gains on sale of loans	2,629	1,137	722	398
Gain on prepayment of FHLB borrowings	-	246	-	-
Bank owned life insurance	373	354	126	120
Other	358	408	71	130
Total non-interest income	6,649	5,319	2,110	1,741

Investment securities gains (losses), net:
Impairment losses on investment securities	(1,795)	-	(885)	-
Less noncredit-related losses	1,086	-	752	-
Net impairment losses	(709)	-	(133)	-
Gains on sales of investment securities	-	497	-	-
Investment securities gains (losses), net	(709)	497	(133)	-

Non-interest expense:
Compensation and benefits	6,739	6,439	2,360	2,214
Occupancy and equipment	2,030	2,121	716	687
Federal deposit insurance premiums	656	58	176	32
Data processing	583	586	189	183
Amortization of intangibles	574	605	196	196
Professional fees	554	342	190	109
Advertising	361	265	121	88
Other	2,729	2,447	878	802
Total non-interest expense	14,226	12,863	4,826	4,311

Earnings before income taxes	2,273	5,007	(141)	1,450
Income tax expense	139	1,214	(254)	300
Net earnings	$2,134	$3,793	$113	$1,150

Net earnings per share (2)
Basic	$0.90	$1.57	$0.05	$0.48
Diluted	0.90	1.57	0.05	0.48

Book value per share (2)	$22.95	$20.99	$22.95	$20.99

Shares outstanding at end of period	2,371,450	2,382,302	2,371,450	2,382,302

Weighted average common shares outstanding - basic	2,371,620	2,411,714	2,371,450	2,382,302
Weighted average common shares outstanding - diluted	2,376,532	2,419,870	2,376,294	2,389,177

(2)	Net earnings per share and book value per share at or for the periods ended September 30, 2008 have been adjusted to give effect to the 5% stock dividend paid during December 2008.

OTHER DATA (unaudited):	Nine months ended September 30,		Three months ended September 30,
	2009	2008	2009	2008

Return on average assets (3)	0.47%	0.83%	0.07%	0.75%
Return on average equity (3)	5.43%	9.96%	0.84%	9.11%
Equity to total assets	9.01%	8.27%	9.01%	8.27%
Net interest margin (3) (4)	3.54%	3.48%	3.59%	3.47%

(3)	Information for the nine and three months ended September 30 is annualized.
(4)	Net interest margin is presented on a full taxable equivalent basis, using a 34% federal tax rate.